Exhibit 5.3

May 9, 2011
Amy J. Tawney		E-Mail Address:
Telephone — (304) 347-1123		atawney@bowlesrice.com
Facsimile — (304) 343-3058
McJunkin Red Man Corporation
2 Houston Center
909 Fannin, Suite 3100
Houston, Texas 77010

Re:	Registration of 9.50% Senior Secured Notes Due 2016 of McJunkin Red Man Corporation
Ladies and Gentlemen:
     We have acted as special West Virginia counsel to Milton Oil & Gas Company, Ruffner Realty Company and Greenbrier Petroleum Corporation, each a West Virginia corporation (collectively, the “WV Guarantors”), in connection with the registration by McJunkin Red Man Corporation, a Delaware corporation (the “Issuer”) of $1,050,000,000 in aggregate principal amount of its 9.50% Senior Secured Notes due December 15, 2016 (the “Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and which may be offered and sold from time to time by certain affiliates of the Company in market-making transactions pursuant to the Registration Statement on Form S-1 initially filed with the Securities and Exchange Commission on March 24, 2011, as amended through the effective date thereof (the “Registration Statement”). Pursuant to the Indenture, dated as of December 21, 2009, among the Issuer, the guarantors named therein and U.S. Bank National Association, as trustee (as supplemented, the “Indenture”), the Notes will be unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indenture. All capitalized terms used herein that are defined in, or by reference in, the Indenture have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein.
     In arriving at the opinions expressed below, we have examined and relied on the following documents:
     (a) Registration Statement as amended through the date hereof;
     (b) The Indenture relating to the Securities dated December 21, 2009, by and among the Issuer, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”);

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May 9, 2011

     (c) The Notation of Guarantee to be executed by each of the WV Guarantors upon consummation of the Issuer’s exchange offer for the Notes (the “Note Guarantees”);
     (d) Certificate of Secretary of Milton Oil & Gas Company dated April 28, 2011;
     (e) Certificate of Secretary of Greenbrier Petroleum Corporation dated April 28, 2011;
     (f) Certificate of Secretary of Ruffner Realty Company dated April 28, 2011;
     (g) Unanimous Written Consent of Sole Director of Milton Oil & Gas Company dated December 11, 2009;
     (h) Unanimous Written Consent of Sole Director of Ruffner Realty Company, dated December 11, 2009;
     (i) Unanimous Written Consent of Sole Director of Greenbrier Petroleum Corporation, dated December 11, 2009;
     (j) Unanimous Written Consent of Sole Director of Milton Oil & Gas Company dated February 8, 2010;
     (k) Unanimous Written Consent of Sole Director of Ruffner Realty Company, dated February 8, 2010;
     (l) Unanimous Written Consent of Sole Director of Greenbrier Petroleum Corporation, dated February 8, 2010;
     (m) Articles of Incorporation, dated November 13, 1974, as certified by the Office of the Secretary of State of West Virginia on April 27, 2011, and Bylaws for Milton Oil & Gas Company;
     (n) Articles of Incorporation, dated November 13, 1974, as certified by the Office of the Secretary of State of West Virginia on April 27, 2011, and Bylaws for Ruffner Realty Company;
     (o) Articles of Incorporation, dated May 24, 1976, as amended on August 5, 1976, as certified by the Office of the Secretary of State of West Virginia on April 27, 2011, and Bylaws for Greenbrier Petroleum Company; and
     (p) Certificates of Existence for the WV Guarantors issued by the Office of the Secretary of State of West Virginia on May 9, 2011.
     The documents listed in items (a) through (p), inclusive, of the preceding paragraph are hereinafter referred to as the “Transaction Documents.”

McJunkin Red Man Corporation
May 9, 2011

     As to questions of fact material to the opinions set forth below, we have also relied on documents, instruments and certificates of public officials, and of the officers and representatives of the Issuer and the WV Guarantors, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have made no independent investigation of the records of the Issuer or the WV Guarantors or any other party to any of the Transaction Documents other than the review of the Organizational Documents and written consents listed above. We have made no independent investigation as to whether the representations and warranties and other statements in the Transaction Documents and in such other documents, instruments and certificates are accurate or complete.
     In rendering the opinions expressed below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies.
     For purposes of this opinion, we have, with your permission, assumed without independent investigation that:
     (i) the documents submitted to us as originals are authentic and the documents submitted to us as copies conform to the original documents;
     (ii) there has been no mutual mistake of fact, misunderstanding, fraud, duress or undue influence; and
     (iii) Each certificate issued by any government official, office or agency is accurate, complete and authentic, and all official public records (including their indexing and filing) are accurate and complete.
     Based on the foregoing, and subject to the additional assumptions, qualifications and limitations set forth below, we are of the opinion that:
     1. Each of the WV Guarantors is duly organized and validly existing as a corporation under the laws of the State of West Virginia.
     2. Each of the WV Guarantors has the full corporate power and authority to execute, deliver and perform its obligations under the Note Guarantees.
     3. The Note Guarantees have been duly authorized by each of the WV Guarantors.
     Our opinion is further subject to the following qualifications:
     A. We express no opinion regarding the laws of any jurisdiction other than the laws of the State of West Virginia. The opinions expressed herein concern only the effect of the laws (excluding the principles of conflict of laws as applied by courts in other states) of the State of

McJunkin Red Man Corporation
May 9, 2011

West Virginia. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.
     B. For purposes of our opinion in paragraph 1, we have relied exclusively upon certificates of existence from the Office of the Secretary of State of West Virginia.
     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder. This opinion letter may be relied upon by Fried, Frank, Harris, Shriver & Jacobson LLP, as if it were addressed to it, in rendering its opinions in connection with the registration of the offer and sale of the Notes as described in the Registration Statement.
     The opinions expressed in this letter are limited to the matters set forth in this opinion letter, and no other opinions should be inferred beyond the matters expressly herein stated.
Very truly yours,
/s/ Bowles Rice McDavid Graff & Love LLP
BOWLES RICE MCDAVID GRAFF & LOVE LLP
AJT/jam